EXHIBIT A
SCHEDULE 13D JOINT FILING AGREEMENT
In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached, and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: December 9, 2010	Marlin Equities II, LLC

	By: Name:	/S/ MARTIN E. FRANKLIN Martin E. Franklin
	Title:	Managing Member

/S/ MARTIN E. FRANKLIN

Martin E. Franklin